Exhibit 10.1

July 10, 2010

John T. Kilcoyne

Re:  OFFER LETTER

Dear John:

You and Micrus Endovascular Corporation, a Delaware corporation (the “Company”), signed an offer letter, dated November 15, 2004 (the “Offer Letter”) and a letter agreement amending the Offer Letter, dated December 15, 2008 (the “Offer Letter Amendment”).  This letter agreement amends the Offer Letter and supersedes the Offer Letter Amendment in order to provide for cash severance payments in connection with certain terminations of your employment prior to or following a Change In Control (as defined below).  Except as otherwise amended in this letter agreement, the Offer Letter remains in full force and effect.

Specifically, this letter agreement amends your Offer Letter and supersedes the Offer Letter Amendment to provide as follows:

Severance Benefits in connection with Change in Control

Notwithstanding anything in this letter to the contrary, in the event a Change in Control (as defined below) occurs and, in connection therewith or within one (1) year thereafter, you experience an involuntary separation, as defined in Treasury Regulation 1.409A-1(h) (“Separation”), by the Company for a reason other than for Cause (as defined below), death or Permanent Disability (as defined below) or by you for Good Reason (as defined below), and you satisfy the following conditions, you will receive certain cash severance, as described in the paragraph below. To receive the cash severance described below, you must execute (and do not revoke) a full and complete general release of all claims in a form provided by the Company without alteration (the “Release”) and return all Company property (collectively, the “Conditions”), in each case within thirty (30) days after the Separation (the “Deadline”).

Provided that you’ve satisfied the Conditions within the Deadline, then the Company shall continue to pay you (as severance pay) your regular bi-weekly base salary as in effect on the Termination Date (exclusive of bonus or any other compensation) for six months. subject to applicable withholding and according to the Company’s standard payroll schedule, commencing on the Company’s first regular payroll date following the last day of the Deadline.

For purposes of this letter, the following terms shall have the following meanings:

(a)
“Cause” shall mean a good faith finding by the Company of: (I) gross negligence or willful misconduct by you in connection with your employment duties, (ii) your failure to perform your duties or responsibilities required pursuant to your employment, if such failure is not cured within ten (10) days after written notice thereof, (iii) your misappropriation of the assets or business opportunities of the Company, or its affiliates. (iv) embezzlement or other financial fraud committed, (v) your knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv). or (vi) your indictment for, conviction of. or entry of a plea of no contest with respect to. any felony.

(b)
The conditions set forth in this paragraph will be considered “Good Reason” only if (i) you give the Company written notice of one of the conditions described in this paragraph within thirty (30) days after the condition comes into existence; (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice: and (iii) after the Company’s failure to remedy the condition within the previously described 30-day period, you resign from the Company within ninety (90) days after one of the following conditions has come into existence without your consent. “Good Reason” shall mean: (i) the unilateral relocation by the Company of your principal work place for the Company to a site more then 60 miles from the location of your primary workplace before such relocation occurs: (ii) a material reduction in your then current base salary, without your consent; or (iii) a material diminution of your authority, duties or responsibilities.

(c)
“Change in Control” shall mean the consummation of any of the following events: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a sale, merger, consolidation, reorganization, recapitalization, sale of assets. stock purchase, contribution or other similar transaction (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity, provided, however, that no Change in Control shall be deemed to have occurred due to the conversion or payment of any equity or debt instrument of the Company which is outstanding on the date hereof.

(d)	“Termination Date’ shall mean your last day of employment with the Company.

(e)
“Permanent Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

Severance Benefits not in connection with Change in Control

In the event you experience a Separation by the Company for a reason other than for Cause (as defined above), death or Permanent Disability (as defined above) that does not occur in connection with, or within twelve months after, a Change in Control (as defined above), and you have satisfied the Conditions (as defined above) within the Deadline (as defined above), the Company shall continue to pay you (as severance pay), your regular bi-weekly base salary as in effect on the Termination Date (exclusive of bonus or any other compensation), for six (6) months, subject to applicable withholding and according to the Company’s standard payroll schedule, commencing on the Company’s first regular payroll date following the last day of the Deadline.

Section 409A Provisions

For purposes of Code Section 409A, each salary continuation payment that is paid as severance pay, as described above, is hereby designated as a separate payment. Notwithstanding anything stated herein to the contrary, each of the salary continuation payments provided in connection with your Separation under “Severance Benefits in connection with Change in Control” or “Severance Benefits not in connection with Change in Control”, as applicable, is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9l(iii) and to the extent it is exempt pursuant to such section. it will in any event be paid no later than the last day of your second taxable year following the taxable year in which your Separation has occurred: provided that, to the extent that any of such salary continuation payments and any other payments paid to you in connection with your Separation does not qualify to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-) (b)(9)(iii) or otherwise exceeds the limit set forth in Treasury Regulation Section 1 .409A- I (b)(9)(iii)(A) or any similar limit promulgated by the Treasury or the IRS. the portion of the salary continuation payments that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, will be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your Separation occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your Separation occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

Notwithstanding the above, if any of the salary continuation payments provided in connection with your Separation under “Severance Benefits in connection with Change in Control” or “Severance Benefits not in connection with Change in Control,” as applicable, do not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1 .409A- I (b)(9)(iii) or Treasury Regulation Section 1 .409A- I (b)(4) and you are deemed by the Company at the time of your Separation to be a “specified employee,” as defined in Code Section 409A, each such salary continuation payment will not be made or commence until the date which is the first day of the seventh month after your Separation and the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum on the first day of the seventh month after your Separation or upon your death, if earlier.  Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral.

This letter, along with the Offer Letter and any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements.

This amendment to the Offer Letter may be executed in two or more counterparts. each of which will be deemed an original, but all of which together will constitute one and the same instrument.  To indicate your acceptance of this amendment to the Offer Letter, please sign and date this letter in the space provided below and return it to me.

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Very truly yours,

MICRUS ENDOVASCULAR CORPORATION

	By:	/s/ Carolyn Bruguera
	Name:	Carolyn Bruguera
	Title:	General Counsel

ACCEPTED AND AGREED:

/s/ John T. Kilcoyne
John T. Kilcoyne

July 10, 2010
Date